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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Geneva Acquisition Corporation

We hereby consent to the use in the Prospectus constituting part of Amendment No. 5 of the Registration Statement on Form S-1 of our report dated January 17, 2007, except for the third paragraph of Note 1, and the second paragraph of Note 2, as to which the date is January 25, 2007, on the financial statements of Geneva Acquisition Corporation as of December 31, 2006 and for the period from June 2, 2006 (inception) to December 31, 2006 which appears in such Prospectus. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

January 26, 2007

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  Exhibit 23.1